Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Investor & Media Relations

(713) 726-5376

IR@flotekind.com

FLOTEK INDUSTRIES, INC. ANNOUNCES SECOND QUARTER, 2014 FINANCIAL AND OPERATING RESULTS AND CONFERENCE CALL INFORMATION

HOUSTON, August 6, 2014 — Flotek Industries, Inc. (NYSE:FTK - News) (“Flotek” or the “Company”) today announced results for the three months ended June 30, 2014.

As reported on Form 10-Q filed with the U.S. Securities and Exchange Commission, Flotek reported that revenue for the three months ended June 30, 2014 was $105.3 million compared to $93.6 million for the three months ended June 30, 2013. Consolidated revenue for the three months ended June 30, 2014 increased $11.7 million, or 12.5%, relative to the comparable period of 2013. The increase in revenue for the three months ended June 30, 2014 compared to the same period of 2013 was primarily due to increased sales in our Energy Chemical Technologies segment.

For the three months ended June 30, 2014, the Company reported net income of $11.0 million, or $0.20 per common share (fully diluted), compared to net income of $8.4 million, or $0.16 per common share (fully diluted) for the same period in 2013.

As expected, seasonal activity declines in Canada impacted revenue by nearly $3 million collectively in April and May. In addition, the transition to an optimized CnF® blend in a key basin caused a transient reduction in revenue of approximately $1 million as well as a modest transient impact on chemistry gross margins.

“Flotek’s performance in the second quarter, especially when considering the impact of Canada and chemistry repositioning, is a testament to the continued efforts of our entire team that is intensely focused on building a best-in-class oilfield technology company,” said John Chisholm, Chairman, President and Chief Executive Officer. “Moreover, trends in the quarter suggest the second-half of the year will be the most successful in Flotek’s history. We expect industry-leading growth in revenue and profits in the coming quarters.”

Chisholm added, “Our growth initiatives – from our patent-pending FracMax™ technology, which conclusively validates the efficacy of our Complex Nano-Fluid™ completion chemistries, to our emerging drilling fluids chemistry solutions which are being adopted by leading global energy companies – are accelerating to create meaningful shareholder value. While history suggests adoption of disruptive technologies is not achieved in a straight-line pattern, we are confident the end result of Flotek’s portfolio of transformational chemistry, drilling and production technologies are having a positive impact on client outcomes, are being more widely adopted around the globe and, over time, will become standard bearers in an industry focused on improving shareholder returns. More important, as a result of that success, we will continue to add value for Flotek shareholders.

Operational Highlights

Flotek continues to make meaningful market penetration with its patented suite of Complex nano-Fluid™ chemistries. The introduction of FracMax, the Company’s patent-pending application for comparing the performance of wells using Flotek’s advanced next-generation CnF® completion fluids versus those that use conventional surfactants, has been successful in fueling interest in Flotek’s innovative chemistries.

“While we are just beginning to roll out our FracMax application in our marketing efforts, it is already paying important dividends, adding value to Flotek,” added Chisholm. “As a direct result of FracMax, Flotek has added meaningful commercial chemistry validation projects with over a dozen prospective clients across multiple domestic basins. In addition, our team is actively working on 17 other validation projects, creating the most robust prospect book in the history of the Company. This is just the beginning of the impact of FracMax as we believe operators will find it hard to ignore the data which conclusively validates the economic advantage of using CnF® chemistry in completions.”

In the U.S., the Company continues to see solid growth in South Texas with new customers adopting Flotek’s CnF® completion chemistries as well as new opportunities in both West Texas and the Mid-Continent. In addition, use in the Rockies remains robust even as one customer reduced spending during the quarter to re-evaluate completion methods, business we expect to recapture in the second-half of the year. In addition, Flotek made the decision to reformulate one CnF® completion chemistry to improve efficacy, a decision made partly as a result of data gleaned from FracMax. As a result, the Company deferred sales of approximately $500,000 during June.

In Canada, while spring break-up had an impact on April and May results, Flotek’s presence continues to accelerate. The Company’s monthly Canadian revenue is four-times 2013 levels, and growth should continue with solid partnerships with Canadian service companies.

South of the border, Flotek continues to make progress in Mexico with a CnF® validation underway with a major energy company. The Company expects the multiple well validation project to continue through the balance of the year.

“Our work in Canada and Mexico is a natural extension of our North American reach, something we believe will be meaningful to our results in the coming months,” added Chisholm. “Not only is CnF® chemistry use at record levels in Canada, we expect it to accelerate through the balance of the year. Moreover, we are beginning to see an increase in demand for our Xylene replacement technology as Canadian operators become more focused on environmental stewardship. In Mexico, we are encouraged by the early interest and action that could lead to meaningful, long-term business in the coming months.”

Globally, the Company continues to grow its chemistry business in both the Middle East and South America. Flotek Gulf, the Company’s Omani joint-venture, continues to progress with Flotek and Gulf Energy completing negotiations with an engineering and construction company for the development of Flotek Gulf’s chemistry manufacturing facility. Completion of the facility is expected in early 2015. Moreover, Flotek’s presence in the Middle East has resulted in increased chemistry sales across the region, including into Saudi Arabia.

Specifically, the Company’s core CnF® chemistry continues to grow in the region along with Flotek’s recently acquired drilling fluids technology, which has garnered the attention of Saudi Aramco.

“While we continue to move deliberately in our Middle East venture, our presence is having a positive impact on our results,” added Chisholm. “Flotek is actively shipping chemistry to multiple nations in the region, and we expect commerce to accelerate in the second-half of the year. Also exciting is the interest in both our new drilling fluids and enhanced oil recovery technologies which are gaining traction in the region.”

In Drilling Technologies, the Company’s Teledrift™ measurement-while-drilling technology continues to be the market leader in North America. Moreover, interest in Teledrift™ continues to spread globally. For example, Teledrift™ is now working on nearly 40% of all Saudi Aramco rigs. Additionally, Teledrift™ continues to expand its presence in Argentina with Teledrift™ working on over 55% of all rigs drilling in the South American nation.

The Company continues to market the Stemulator™, an axial vibration tool used both domestically and internationally. While Flotek’s continued tool enhancements have temporarily slowed the growth of the Stemulator™, the Company expects rentals to grow steadily in the second-half of this year.

“We continue to be pleased with the progress in Teledrift™, especially the traction we have seen in Saudi and Argentina in the past several months,” added Chisholm. “While our Stemulator™ performance is lagging initial expectations, we have said from the beginning we want to make sure we do it right rather than just fast. We are confident we are on the cusp of a great product alternative and will see significant benefits from this improved technology in the months ahead.”

Production Technologies, under the leadership of David McMahon, continues to refocus its efforts on niche, added value technologies that will create a competitive advantage for Flotek in the coming months. The Company is in the advanced stages of exploring options to accelerate its growth in unique technologies and services that will add value to Flotek clients and stakeholders.

“Historically, the second quarter has been a launching pad for the second-half of the year and this year is no different, albeit we are starting from a more robust base than ever before,” added Chisholm. “We have a plethora of opportunities in front us, potentially the most in the Company’s history. We now must execute to convert opportunities into clients and prospective revenues into profits. I am more convinced today than ever before, that we have the tools to do just that.”

Financial Update

A complete review and discussion of the Company’s quarter-end financial performance and position can be found in the Company’s quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission today.

Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA (a non-GAAP measure of financial performance), for the three months ended June 30, 2014 was $22.0 million, an increase of $4.4 million or 25.0%, compared to $17.6 million for the three months ended June 30, 2013.

The Company recorded stock-based compensation expense during the quarter of $2.4 million ($1.6 million, net of tax). That compares to stock-based compensation expense in the second quarter of 2013 of $3.6 million ($2.3 million, net of tax).

A presentation of stock-based compensation and a reconciliation of GAAP net income to EBITDA can be found at the conclusion of this release.

Flotek’s resilient operational performance continues to support a strong balance sheet and financial position. During the quarter, Flotek’s total outstanding debt increased by $1.9 million, or 3.5%, since March 31, 2014, largely a result of seasonal inventory accumulation and higher estimated tax payments. However, compared to outstanding debt on December 31, 2103, Flotek has reduced outstanding debt by $5.2 million, or 8.4%

Inventories in the quarter rose by $10.2 million, primarily a result of a traditional seasonal increase in citrus product inventory held at Florida Chemical.

Outstanding receivables as of June 30, 2014 were $65.9 million, compared to $65.0 million as of December 31, 2013. The Company’s allowance for doubtful accounts was at 1.2% of receivables.

Depreciation and amortization expense for the three months ended June 30, 2014 increased by $0.7 million, or 18.1%, relative to the comparable period of 2013. These increases were primarily attributable to the depreciation and amortization of assets recognized as part of the acquisition of Florida Chemical in the second quarter of 2013.

Interest and other expense increased $0.3 million, or 80.9%, relative to the comparable period of 2013, primarily due to foreign exchange losses attributable to fluctuations in the valuation of the U.S. dollar compared to the Canadian dollar. The Company recorded an income tax provision of $6.0 million, yielding an effective tax rate of 35.1% for the three months ended June 30, 2014, compared to an income tax provision of $4.7 million reflecting an effective tax rate of 35.9% for the comparable period in 2013.

“Flotek’s ability to generate cash remains a core strength of Flotek,” added Chisholm. “We are confident of our ability to fund current operations with internally generated cash flow which provides meaningful flexibility to consider other strategic growth opportunities that add value for Flotek shareholders.”

Segment Details

Energy Chemical Technologies revenue for the three months ended June 30, 2014 increased $14.9 million, or 31.2%, relative to the comparable period of 2013. Excluding the incremental revenue impact of acquisitions of $3.8 million, revenue increased $11.1 million, or 23.3%, for the three months ended June 30, 2014 compared to the same period of 2013. Increased sales of stimulation chemical additives accounted for the majority of the revenue increase. Revenue for the six months ended June 30, 2014 increased $32.6 million, or 35.3%, relative to the comparable period of 2013. Excluding the incremental revenue impact of acquisitions of $7.5 million, revenue increased $25.1 million, or 27.1%, compared to the same period of 2013, primarily due to the increased sales of stimulation chemical additives mentioned above.

Energy Chemical Technologies gross margin increased $6.8 million, or 33.3%, and $17.0 million, or 42.7%, for the three and six months ended June 30, 2014, respectively, compared to the same periods of 2013 primarily due to the increase in product sales revenue. Gross margin percentage increased to 43.8% for the three months ended June 30, 2014 from 43.1% in the same period of 2013 and increased to 45.3% for the six months ended June 30, 2014 from 43.0% in the same period of 2013. The increased gross margin percentage is primarily attributable to the supply chain benefits of the Florida Chemical acquisition, partially offset by an increase in sales of lower margin non-proprietary products as compared to total product sales.

Income from operations for the Energy Chemical Technologies segment increased $4.4 million, or 30.1%, for the three months ended June 30, 2014, and increased $11.7 million, or 40.4%, for the six months ended June 30, 2014 relative to the comparable periods of 2013. The increase in income from operations for both periods is primarily attributable to an increase in gross margin partially offset by increased headcount, travel and associated costs related to the pursuit of growth opportunities.

CICT revenue for the three months ended June 30, 2014 remained relatively flat compared to the same period in 2013. The 2013 period only includes the months of May and June, as the acquisition of Florida Chemical occurred in May 2013. Demand and sales prices for terpenes both decreased during the three months ended June 30, 2014 compared to the same period of 2013. Revenue for the six months ended June 30, 2014 increased $13.0 million, or 102.3%, from the comparable period of 2013, as the segment was created in the second quarter of 2013 upon the acquisition of Florida Chemical.

CICT gross margin for the three months ended June 30, 2014 decreased $0.8 million, or 21.7%, from the comparable period of 2013, primarily due to lower margins for terpenes. Gross margin for the six months ended June 30, 2014 increased $3.2 million, or 87.6%, from the comparable period of 2013, primarily due to the segment being created in the second quarter of 2013 upon the acquisition of Florida Chemical, partially offset by the lower gross margins for terpenes. Gross margin percentage decreased to 22.9% for the three months ended June 30, 2014 from 29.1% in the same period of 2013 and decreased to 27.0% for the six months ended June 30, 2014 from 29.1% in the same period of 2013. The decreases in gross margin percentage are primarily due to lower gross margins for terpenes.

Income from operations for the CICT segment decreased $1.4 million, or 58.6%, for the three months ended June 30, 2014 compared to the same period of 2013, primarily due to the revenue and gross margin factors described above and increased employee-related costs as incentive programs were not in place during the second quarter of 2013 immediately following the acquisition. In addition, depreciation and amortization costs were higher for the three months ended June 30, 2014 compared to the same period of 2013 due to the depreciable and amortizable assets not being acquired until May 2013. Income from operations increased $1.0 million, or 40.9%, for the six months ended June 30, 2014 compared to the same period of 2013, primarily due to the increased revenue between the two periods.

Drilling Technologies revenue for the three and six months ended June 30, 2014 decreased $2.5 million, or 8.5%, and $6.6 million, or 11.2%, respectively, relative to the same periods in 2013. Revenue declines are primarily due to a decline in Teledrift® rental revenue, decreased international drill pipe sales, and decreased non-actuated tool rentals during the first half of 2014.

Product revenue for the three months ended June 30, 2014 compared to the same period of 2013 decreased by $1.5 million, or 14.5%. Product revenue for the six months ended June 30, 2014 decreased by $3.7 million, or 18.3%, relative to the same period in 2013. The decreases for each period are due to decreased international drill pipe sales for the mining industry and decreased domestic float equipment and motor sales.

Rental revenue for the three months ended June 30, 2014 decreased $0.7 million, or 4.3%, compared to the same period of 2013, and can be attributed to a 15.8% decrease in Teledrift® tool rental revenue, due to increased domestic competitive pricing pressure, a decline in rental tool utilization in the Permian Basin region and internationally, and a 24.0% decrease in non-actuated tool rentals. These decreases were partially offset by an increase in actuated tool rentals in the Bakken region and increased Stemulator™ extended reach tool rentals. Rental revenue for the six months ended June 30, 2014 decreased by $2.5 million, or 8.1%, in comparison to the same period of 2013. This year to date decline is also due to a 12.7% decrease in Teledrift® tool rental revenue, competitive pricing pressure, and decreased rental tool utilization, both domestically and internationally. Non-actuated tool rentals declined by 28% for the six months ended 2014 compared to the same period of 2013, while actuated tool rentals have remained flat. These decreases are partially offset by a 266.0% increase in Stemulator™ tool rentals for the six months ended June 30, 2014 as compared to the same period of 2013.

Service revenue for the three and six months ended June 30, 2014 decreased $0.4 million, or 9.7%, and $0.3 million, or 4.6%, respectively, relative to comparable periods of 2013. The decrease in service revenue was primarily related to decreased rig service jobs and inspections.

Drilling Technologies gross margin for the three and six months ended June 30, 2014 decreased $1.7 million, or 13.6%, and $3.3 million, or 13.7%, respectively, from the comparable periods of 2013. These decreases were primarily due to decreased rental tool utilization, increased international repair expense for Teledrift® tools, and increased repair costs for non-actuated tools. This was partially offset by a decrease in direct costs, including employee-related incentive compensation costs, operating supplies, and equipment costs, which have decreased by 1.5% and 7.0% during the three and six months ended June 30, 2014, respectively, from the same periods of 2013.

Drilling Technologies income from operations for the three and six months ended June 30, 2014 decreased by $1.6 million, or 27.4%, and $3.7 million, or 32.9%, respectively, over the same periods in 2013 primarily due to increased rental costs and decreased rental tool utilization explained above.

Revenue for the Production Technologies segment for the three months ended June 30, 2014 decreased by $0.5 million, or 15.7%, from the same period in 2013 due to declining pump and pump equipment sales. For the six months ended June 30, 2014, revenue decreased by $2.9 million, or 36.4%, relative to the same period in 2013 as sales of pumps, pump equipment, and international valve sales have decreased.

Production Technologies gross margin increased by $0.4 million, or 42.2%, for the three months ended June 30, 2014 as compared to the same period in 2013, and gross margin percentage increased to 42.5% for the three months ended June 30, 2014 from 25.2% for the same period in 2013. These increases are due to product mix from increased international Petrovalve sales and decreased domestic rod pump component sales. Gross margin decreased by $1.2 million, or 38.5%, for the six months ended June 30, 2014, compared to the same period in 2013, due to decreases in international Petrovalve sales and domestic pump sales.

Income from operations increased by $0.1 million, or 27.6%, and decreased by $1.6 million, or 82.3%, for the three and six months ended June 30, 2014, respectively, compared to the same periods in 2013. Higher quarterly income from operations is due to product mix, while lower income from operations for the six months ended June 30, 2014 is primarily due to decreases in sales and increases in SG&A costs attributable to employee-related expenses as the segment continues to refocus and reposition for growth in the market.

Early Third Quarter Activity

The Company believes that July activity continued to accelerate from second quarter levels, a trend that should continue throughout the second-half of the year, absent a change in the overall exploration and drilling environment. Early returns suggest July monthly revenue was approximately $37 million.

“While we are pleased with our results from the first-half of 2014, we are not satisfied,” concluded Chisholm. “And, as we enter the second-half of the year, we feel we are off to a good start with even better results to come. While it is difficult to predict the timing of opportunity conversion, we believe the opportunities in front of us provide an unprecedented opportunity to make a difference for our clients and, in turn, Flotek shareholders. We have an incredible platform to improve the way our industry completes wells and produces energy and, at the same time, become better stewards of the environment. It’s hard not to be excited about those ideas and what they can mean for our industry and for Flotek.”

Conference Call Details

Flotek will host a conference call on Thursday, August 7, 2014 at 7:30 a.m. Central Daylight Time to discuss its operating results for the three months ended June 30, 2014.

To participate in the call, participants should dial 800-624-1547 approximately 5 minutes prior to the start of the call. The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals and down-hole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filing on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

	Three Months Ended June 30,
	2014	2013
	(in thousands, except per share data)
GAAP Net Income and Reconciliation to EBITDA (Non-GAAP)
Net Income (GAAP)	$11,041	$8,440
Interest Expense	381	531
Income Tax Expense	5,981	4,730
Depreciation and Amortization	4,595	3,890

EBITDA (Non-GAAP)	$21,998	$17,591

Select Non-Cash Items Impacting Earnings
Stock Compensation Expense	$2,422	$3,579
Less income tax effect	(848)	(1,253)

Stock Compensation Expense, net of tax	$1,574	$2,326

Weighted Average Shares Outstanding (Fully Diluted)	55,533	53,713

Stock Compensation Expense Per Share (Fully Diluted)	$0.03	$0.04